Exhibit 99.1

Media Contact: Bob Klein (414) 343-8664
Financial Contact: Amy Giuffre (414) 343-8002

HARLEY-DAVIDSON REPORTS THIRD-QUARTER and NINE-MONTH RESULTS

Company Reaches Restructuring Milestone with ERP Launch at York

MILWAUKEE, Oct. 23, 2012 — Harley-Davidson, Inc. (NYSE: HOG) reported earnings per share of $0.59 for the third quarter of 2012, in line with Company expectations. Earnings were lower than the year-ago period due to a previously announced plan for lower third-quarter motorcycle shipments during the launch of an ERP production system at the Company’s largest assembly plant. For the full year 2012, Harley-Davidson continues to forecast a five-to seven-percent increase in motorcycle shipments compared to 2011.

Third-quarter income from continuing operations was $134.0 million on consolidated revenue of $1.25 billion, compared to income from continuing operations of $183.6 million, or $0.78 per share, on consolidated revenue of $1.40 billion in the year-ago quarter.

Through nine months, Harley-Davidson income from continuing operations increased 12.1 percent year-over-year to $553.3 million, or $2.40 per share, on consolidated revenue of $4.41 billion, compared to income from continuing operations of $493.4 million, or $2.09 per share, on consolidated revenue of $4.13 billion in the year-ago period.

“The third quarter marked a pivotal milestone in Harley-Davidson’s transformation. With the launch of the ERP production system at York, a major piece of our restructuring work is behind us. We are now focused on optimizing the system and look forward to the start of seasonal surge production early next year,” said Keith Wandell, Chairman, President and Chief Executive Officer.

“From our market leadership in U.S. outreach segments to our global expansion to the effective launch of ERP at York, we continued to see the evidence of the successful execution of our strategic plan,” said Wandell. “We believe Harley-Davidson is on track to deliver growth through our strategy, with investments in new markets, new products, and improved manufacturing and retail capabilities. Our entire team of employees, dealers and suppliers has done a great job of delivering on the many changes throughout the business that are important to Harley-Davidson’s long-term success.”

Retail Harley-Davidson Motorcycle Sales

Through nine months, retail sales of new Harley-Davidson motorcycles grew 6.0 percent overall, 6.2 percent in the U.S. and 5.4 percent internationally compared to the year-ago period. In the third quarter, retail sales of new Harley-Davidson motorcycles decreased 1.3 percent worldwide compared to the prior-year period, with unit sales down 5.2 percent in the U.S. and up 7.6 percent in international markets.

“We believe our U.S. dealers’ third-quarter new motorcycle sales were adversely affected by a limited availability of new motorcycles in July, August and early September resulting from the ERP implementation at York combined with the move of Harley-Davidson’s annual new model launch to late August from late July. As U.S. dealer inventory returned to more appropriate levels and the new 2013 motorcycles became more available, retail sales responded positively and gained momentum as we exited the quarter,” Wandell said.

“Harley-Davidson had a lot of exciting news for customers in the third quarter, with the launch of the 110th Anniversary year and Anniversary Edition motorcycles, and the rollout of our exciting full line of 2013 bikes. While we see great untapped opportunity at retail, we continue to temper our expectations in light of continued softness in the global economy,” said Wandell.

On a worldwide basis, dealers sold 61,053 new Harley-Davidson motorcycles in the third quarter of 2012 compared to 61,838 motorcycles sold in the year-ago period. Dealers sold 40,402 new Harley-Davidson motorcycles in the U.S. compared to sales of 42,640 units in last year’s third quarter. In international markets, dealers sold 20,651 new Harley-Davidson motorcycles during the third quarter compared to sales of 19,198 units in the year-ago period. During the quarter, retail unit sales increased 32.3 percent in the Latin America region, 9.8 percent in the Asia Pacific region and 1.8 percent in the EMEA region and decreased 4.7 percent in North America (U.S. and Canada) compared to last year’s third quarter.

Through nine months, dealers sold 206,444 new Harley-Davidson motorcycles worldwide, with retail unit sales up 47.5 percent in the Latin America region, 14.1 percent in the Asia Pacific region and 6.0 percent in North America and down 2.9 percent in the EMEA region compared to the year-ago period.

Industry-wide U.S. heavyweight new motorcycle (651cc-plus) retail unit sales increased 3.8 percent through nine months of 2012 compared to the prior-year period.

Third-quarter and nine-month data are listed in the accompanying tables.

Harley-Davidson Motorcycles and Related Products Segment Results

Third-Quarter Results: Third-quarter operating income from motorcycles and related products was $144.8 million, a 19.9 percent decrease compared to operating income of $180.7 million in the year-ago period.

Revenue from motorcycles during the third quarter of 2012 of $774.0 million was down 16.1 percent compared to the year-ago period. The Company shipped 52,793 motorcycles to dealers and distributors worldwide during the quarter, down 14.5 percent and in line with prior guidance, compared to shipments of 61,745 motorcycles in the third quarter of 2011.

Revenue from motorcycle parts and accessories totaled $233.7 million during the quarter, down 0.8 percent, and revenue from general merchandise, which includes MotorClothes® apparel and accessories, was $75.6 million, up 9.1 percent compared to the year-ago period.

Gross margin was 34.7 percent in the third quarter of 2012, compared to 33.7 percent in the third quarter of 2011. Third-quarter operating margin from motorcycles and related products was 13.3 percent, compared to operating margin of 14.7 percent in last year’s third quarter.

Nine-Month Results: Through the first nine months of 2012 the Company shipped 200,558 motorcycles to dealers and distributors, a 10.0 percent increase compared to the year-ago period. Through nine months, revenue from motorcycles grew 8.4 percent to $2.99 billion, revenue from parts and accessories grew 6.6 percent to $698.4 million and revenue from general merchandise grew 10.0 percent to $225.4 million, compared to the year-ago period. Gross margin through nine months was 35.6 percent and operating margin was 16.8 percent, compared to 34.0 percent and 14.5 percent respectively through nine months last year.

Financial Services Segment Results

Operating income from financial services was $72.4 million in the third quarter of 2012, compared to operating income of $62.0 million in last year’s third quarter. Through nine months, operating income from financial services was $221.7 million, compared to operating income of $212.0 million in the year-ago period. Results for the third quarter and the first nine months of 2012 reflect continued improvement in credit performance year over year and lower interest expense. During the same periods in 2011, financial services results benefited from the release of significant credit loss reserves.

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Guidance

Harley-Davidson continues to expect to ship 245,000 to 250,000 motorcycles to dealers and distributors worldwide in 2012, a five-to seven-percent increase from 2011. In the fourth quarter of 2012, the Company expects to ship 44,500 to 49,500 motorcycles, a two-to twelve-percent decrease from the year-ago period. This is consistent with the Company’s previously announced plans for lower shipments in the fourth quarter of 2012 related to the implementation of surge production at York in the first half of 2013. The Company believes surge production provides the flexibility to produce more motorcycles in the first half of 2013, closer to customer demand during the prime selling season. The Company continues to expect full-year 2012 gross margin of 34.75 percent to 35.75 percent. The Company also continues to expect capital expenditures of between $190 million and $210 million in 2012.

Restructuring Update

In the third quarter of 2012, the Company incurred restructuring charges of $9.2 million. The Company now expects to incur full-year 2012 restructuring costs of $35 million to $45 million, a reduction of $5 million from the range previously provided. Upon the anticipated completion of restructuring in 2013, Harley-Davidson continues to expect restructuring activities initiated since 2009 to result in one-time overall costs of $490 million to $510 million through 2013. The Company continues to expect cumulative savings of $275 million to $295 million in 2012 from restructuring activities initiated since 2009, rising to cumulative annual ongoing savings of $315 million to $335 million beginning in 2014.

Income Tax Rate

Through nine months, the Company’s effective tax rate was 35.3 percent compared to 30.4 percent in the year-ago period. The 2011 effective tax rate was favorably impacted by a settlement of an IRS audit as well as a change in the Wisconsin income tax law associated with certain net operating losses. The Company continues to expect its full-year 2012 effective tax rate from continuing operations will be approximately 35.5 percent.

Cash Flow

Cash and marketable securities totaled $1.93 billion at the end of the third quarter, compared to $1.61 billion at the end of last year’s third quarter. During the first nine months of 2012, Harley-Davidson generated $712.5 million of cash provided by operating activities of continuing operations, compared to $901.6 million in the year-ago period. On a discretionary basis, the Company repurchased 1.9 million shares of Harley-Davidson, Inc. common stock during the third quarter of 2012 at a cost of $84.9 million. At the end of the quarter, there were approximately 225 million shares of Harley-Davidson common stock outstanding and 15.3 million shares remaining on board-approved share repurchase authorizations.

Company Background

Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company produces heavyweight custom, cruiser and touring motorcycles and offers a complete line of Harley-Davidson motorcycle parts, accessories, riding gear and apparel, and general merchandise. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson’s Web site at www.harley-davidson.com.

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Conference Call and Webcast Presentation

Harley-Davidson will discuss third-quarter results on a Webcast at 8:00 a.m. CT today. The Webcast presentation will be posted prior to the call and can be accessed at http://investor.harley-davidson.com/. Click “Events and Presentations” under “Resources.” The audio portion of today’s call will also be posted at harley-davidson.com beginning approximately two hours after the conclusion of the call for one year. The audio may also be accessed until Nov. 6, 2012 by calling 404-537-3406 or 855-859-2056 in the US, pin number 32462414#.

Forward-Looking Statements

The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) execute its business strategy, (ii) effectively execute the Company’s restructuring plans within expected costs and timing, (iii) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (iv) manage through inconsistent economic conditions, including changing capital, credit and retail markets, (v) implement and manage enterprise-wide information technology solutions, including solutions at its manufacturing facilities, and secure data contained in those systems, (vi) anticipate the level of consumer confidence in the economy, (vii) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (viii) manage production capacity and production changes, (ix) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (x) successfully implement with our labor unions the agreements that we have executed with them that we believe will provide flexibility and cost-effectiveness to accomplish restructuring goals and long-term competitiveness, (xi) manage risks that arise through expanding international operations and sales, (xii) manage supply chain issues, including any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (xiii) provide products, services and experiences that are successful in the marketplace, (xiv) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xv) manage the risks that our independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xvi) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, (xvii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (xviii) sell all of its motorcycles and related products and services to its independent dealers, (xix) continue to develop the capabilities of its distributor and dealer network, (xx) adjust to healthcare inflation and reform, pension reform and tax changes, (xxi) retain and attract talented employees, and (xxii) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation.

In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission.

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The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

# # #

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Harley-Davidson, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30,	September 25,	September 30,	September 25,
	2012	2011	2012	2011
Motorcycles and related products revenue	$1,089,268	$1,232,699	$3,931,684	$3,635,487
Gross profit	377,904	415,391	1,398,231	1,235,525
Selling, administrative and engineering expense	223,982	222,258	709,015	660,890
Restructuring expense	9,170	12,429	26,841	49,022

Operating income from motorcycles & related products	144,752	180,704	662,375	525,613

Financial services revenue	161,027	164,557	477,962	492,296
Financial services expense	88,677	102,573	256,264	280,322

Operating income from financial services	72,350	61,984	221,698	211,974

Operating income	217,102	242,688	884,073	737,587
Investment income	1,447	2,479	5,611	5,625
Interest expense	11,438	11,270	34,528	34,101

Income before income taxes	207,111	233,897	855,156	709,111
Provision for income taxes	73,110	50,303	301,870	215,677

Income from continuing operations	134,001	183,594	553,286	493,434
Loss from discontinued operations, net of tax	—	—	—	—

Net income	$134,001	$183,594	$553,286	$493,434

Earnings per common share from continuing operations:
Basic	$0.59	$0.79	$2.43	$2.11
Diluted	$0.59	$0.78	$2.40	$2.09

Earnings per common share from discontinued operations:
Basic	$—	$—	$—	$—
Diluted	$—	$—	$—	$—

Earnings per common share:
Basic	$0.59	$0.79	$2.43	$2.11
Diluted	$0.59	$0.78	$2.40	$2.09

Weighted-average common shares:
Basic	226,020	233,800	227,953	233,989
Diluted	227,989	235,861	230,070	235,981

Cash dividends per common share	$0.155	$0.125	$0.465	$0.350

Harley-Davidson, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)		(Unaudited)
	September 30,	December 31,	September 25,
	2012	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$1,795,141	$1,526,950	$1,428,753
Marketable securities	136,376	153,380	179,285
Accounts receivable, net	256,193	219,039	285,332
Finance receivables, net	1,212,977	1,168,603	1,104,056
Restricted finance receivables held by variable interest entities, net	513,084	591,864	586,144
Inventories	379,129	418,006	345,963
Restricted cash held by variable interest entities	217,400	229,655	238,208
Other current assets	237,396	234,709	217,445

Total current assets	4,747,696	4,542,206	4,385,186

Finance receivables, net	2,285,309	1,754,441	2,095,839
Restricted finance receivables held by variable interest entities, net	1,904,297	2,271,773	2,119,789
Other long-term assets	1,077,881	1,105,744	1,103,545

	$10,015,183	$9,674,164	$9,704,359

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$899,788	$819,885	$1,021,433
Short-term debt	404,693	838,486	774,971
Current portion of long-term debt	437,938	399,916	—
Current portion of long-term debt held by variable interest entities	559,256	640,331	644,779

Total current liabilities	2,301,675	2,698,618	2,441,183

Long-term debt	3,339,604	2,396,871	2,804,605
Long-term debt held by variable interest entities	1,132,809	1,447,015	1,350,294
Pension and postretirement healthcare liabilities	387,228	571,065	368,891
Other long-term liabilities	150,504	140,339	138,126

Total shareholders’ equity	2,703,363	2,420,256	2,601,260

	$10,015,183	$9,674,164	$9,704,359

Harley-Davidson, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended
	September 30,	September 25,
	2012	2011
Net cash provided by operating activities of continuing operations	$712,498	$901,601

Cash flows from investing activities of continuing operations:
Capital expenditures	(95,329)	(106,115)
Finance receivables, net	(197,628)	(33,775)
Net change in marketable securities	18,053	(37,678)

Net cash used by investing activities of continuing operations	(274,904)	(177,568)

Cash flows from financing activities of continuing operations:
Proceeds from issuance of medium-term notes	993,737	394,277
Proceeds from securitization debt	763,895	571,276
Repayments of securitization debt	(1,161,592)	(1,333,541)
Net (decrease) increase in credit facilities and unsecured commercial paper	(634,874)	182,058
Net borrowings of asset-backed commercial paper	182,131	(483)
Net repayments of asset-backed commercial paper	(6,538)	—
Net change in restricted cash	12,255	50,679
Dividends	(106,560)	(82,557)
Purchase of common stock for treasury	(257,981)	(97,456)
Excess tax benefits from share-based payments	16,390	2,702
Issuance of common stock under employee stock option plans	36,342	7,763

Net cash used by financing activities of continuing operations	(162,795)	(305,282)

Effect of exchange rate changes on cash and cash equivalents of continuing operations	(6,608)	(11,857)

Net increase in cash and cash equivalents of continuing operations	268,191	406,894

Cash flows from operating activities of discontinued operations	—	(74)

Net increase in cash and cash equivalents	$268,191	$406,820

Cash and cash equivalents:
Cash and cash equivalents—beginning of period	$1,526,950	$1,021,933
Cash and cash equivalents of discontinued operations—beginning of period	—	—
Net increase in cash and cash equivalents	268,191	406,820
Less: Cash and cash equivalents of discontinued operations—end of period	—	—

Cash and cash equivalents—end of period	$1,795,141	$1,428,753

Motorcycles and Related Products Revenue and

Motorcycle Shipment Data

(Unaudited)

	Three months ended		Nine months ended
	September 30,	September 25,	September 30,	September 25,
	2012	2011	2012	2011
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$773,979	$922,469	$2,993,657	$2,762,563
Parts & Accessories	233,749	235,676	698,381	655,387
General Merchandise	75,632	69,333	225,375	204,809
Other	5,908	5,221	14,271	12,728

	$1,089,268	$1,232,699	$3,931,684	$3,635,487

MOTORCYCLE SHIPMENTS:
United States	33,152	41,066	131,119	118,555
International	19,641	20,679	69,439	63,832

Total	52,793	61,745	200,558	182,387

MOTORCYCLE PRODUCT MIX:
Touring	18,483	22,357	77,859	70,410
Custom	20,719	25,638	78,430	71,526
Sportster®	13,591	13,750	44,269	40,451

Total	52,793	61,745	200,558	182,387

Worldwide Retail Sales of Harley-Davidson Motorcycles

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011
North America Region
United States	40,402	42,640	135,925	127,930
Canada	2,578	2,458	9,526	9,288

Total North America Region	42,980	45,098	145,451	137,218

Europe, Middle East and Africa Region (EMEA)
Europe*	8,146	8,064	31,667	33,337
Other	1,330	1,243	4,539	3,947

Total EMEA Region	9,476	9,307	36,206	37,284

Asia Pacific Region
Japan	2,941	2,868	7,915	7,827
Other	3,083	2,620	9,859	7,745

Total Asia Pacific Region	6,024	5,488	17,774	15,572

Latin America Region	2,573	1,945	7,013	4,755

Total Worldwide Retail Sales	61,053	61,838	206,444	194,829

Data Source

Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and this information is subject to revision.

*	Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Heavyweight Motorcycle Registration Data(1)

	Nine months ended
	September 30,	September 30,
	2012	2011
United States[2]	239,940	231,125

	Eight months ended
	August 31, 2012	August 31, 2011
Europe[3]	223,860	241,498

1—Heavyweight data includes street legal 651+cc models. Street legal 651+cc models include on-highway, dual purpose models and three-wheeled vehicles.

2—United States data is derived from information provided by Motorcycle Industry Council (MIC). This third party data is subject to revision and update.

3—Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 651+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. Europe market data is reported on a one-month lag. This third-party data is subject to revision and update.